Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Strategic Solutions Group, Inc. (formerly Pacific Animated Imaging Corporation) on Form S-8 (File Nos. 333-23777, 333-10399, 33-53536, 33-94078, 33-94150,
33-94148, and 33-94062) and Form S-3 (File Nos. 333-20997 and 333-42281) of our
report dated March 27, 1998, except for Note 16 for which the date is April 8, 1998, on our audits of the consolidated financial statements of Strategic Solutions Group, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 which report is included in this Annual Report on Form 10-KSB.


                                                       COOPERS & LYBRAND, L.L.P.


McLean, Virginia
April 15, 1998